UNITED STATES DISTRICT COURT DISTRICT OF MASSACHUSETTS


                  CIVIL ACTION NOS. 04-10019-RGS, 04-10444-RGS

                           04-10686-RGS, 04-12157-RGS

                                  DIOMED, INC.

                                       v.

     ANGIODYNAMICS, INC. VASCULAR SOLUTIONS, INC. TOTAL VEIN SOLUTIONS, LLC

                              NEW STAR LASERS, INC.


                                      ORDER

                                  May 22, 2006

STEARNS, D.J.

      On May 9, 2006, I was referred by my primary physician for a consultation with Dr. Cheih-Min Fan at Massachusetts General Hospital. (Dr. Fan is shortly moving her practice to Brigham and Women's Hospital). In the course of the consultation, when Dr. Fan began to explain a proposed laser procedure, I indicated that I was familiar with the underlying technology because of a pending patent case. Dr. Fan asked if the case involved Diomed. When I indicated that it did, Dr. Fan disclosed that she had been asked by Diomed to serve as an expert witness. I did not recall Dr. Fan's name from the pleadings filed to date, nor was I comfortable asking her the details of her engagement. I did, however, state that I thought it best that I inform the parties that she was now treating me.

      I would ask that Diomed within fourteen (14) days of the date of this Order provide the court and the other parties with a general description of the role Dr. Fan is expected to play in the litigation. I would further ask that Diomed and the other parties indicate to the court within twenty-eight (28) days of the date of this Order whether the doctor-patient relationship and the circumstances of the proposed treatment (which apparently involves laser equipment manufactured by Diomed) creates a ground for recusal or disqualification under 28 U.S.C. ss. 455(a), and if so, whether all parties are willing to waive any potential conflict pursuant to 28 U.S.C. ss. 455(e). See In re United States, 441 F.3d 44, 56 (1st Cir. 2006). The motion hearing scheduled for June 1, 2006, will be postponed to permit the parties an opportunity to respond.

                                        SO ORDERED.


                                        /s/ Richard G. Stearns
                                        --------------------------------

                                        UNITED STATES DISTRICT JUDGE